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                                                                     EXHIBIT 8.1

                [FORM OF TAX OPINION OF GREENBERG TRAURIG, P.A.]

                               December 17, 1998

CIBC Oppenheimer Corp.
Raymond James & Associates, Inc.
c/o CIBC Oppenheimer Corp.
World Financial Center

New York, NY 10281

         Re:      Hamilton Capital Trust I
                  _____% Beneficial Unsecured Securities, Series A
                  ------------------------------------------------

Ladies and Gentlemen:

         We have acted as tax counsel for Hamilton Bancorp Inc., a Florida corporation (the "Corporation"), and Hamilton Capital Trust I, a statutory business trust organized under the Business Trust Act of the State of Delaware (the "Trust"), in connection with the issuance and sale by the Trust of up to 1,265,000 _____% Beneficial Unsecured Securities, Series A (liquidation amount $10 per security) (the "Series A Capital Securities"), which Series A Capital Securities represent undivided beneficial interests in the assets of the Trust, pursuant to an Underwriting Agreement, dated December ___, 1998, among the Corporation, the Trust, and the purchasers named therein (the "Underwriting Agreement"). The Series A Capital Securities will be guaranteed by the Corporation as to payments of distributions and payments upon liquidation or redemption, to the extent set forth in (i) the Series A Capital Securities Guarantee Agreement, dated as of December ___, 1998 (the "Guarantee"), between the Corporation and Wilmington Trust Company, as Guarantee Trustee, (ii) the Corporation's __% Junior Subordinated Deferrable Interest Debentures due December __, 2028, Series A (the "Subordinated Debentures"), (iii) the Indenture, dated as of December __, 1998 (the "Indenture"), between the Corporation and Wilmington Trust Company, as indenture trustee, and (iv) the Amended and Restated Declaration of Trust for the Trust, dated as of December __, 1998 (the "Declaration"), by and among the Corporation, Wilmington Trust Company, as Property Trustee and Delaware Trustee, and the Administrative Trustees named therein. Capitalized terms not otherwise defined in this opinion have the meanings ascribed to them in the Underwriting Agreement.

         Concurrently with the Trust's issuance of the Series A Capital Securities and the Corporation's purchase of the common securities of the Trust (the "Series A Common Securities"), representing common beneficial interests in the assets of the Trust, the Trust will use the proceeds to invest in $11,000,000 aggregate principal amount of Subordinated Debentures pursuant to the Indenture.

          In rendering the opinions set forth below, we have examined those documents and records we have deemed appropriate, including the following:

         1. The Registration Statement of the Corporation and the Trust on Form S-3, as initially filed with the Securities and Exchange Commission on December 7, 1998,



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CIBC Oppenheimer Corp.
Raymond James & Associates, Inc.
December __, 1998
Page 2


                  as amended (including the documents incorporated therein by reference), and the Prospectus forming a part of such registration statement (the "Prospectus");

         2.       Executed counterparts of the Declaration;

         3.       Executed counterparts of the Underwriting Agreement;

         4.       A specimen of the Series A Capital Securities;

         5.       A specimen of the Series A Common Securities;

         6.       Executed counterparts of the Guarantee;

         7. Executed counterparts of the Common Securities Guarantee Agreement, dated as of December __, 1998, of the Corporation;

         8.       Executed counterparts of the Indenture;

         9.       A specimen of the Subordinated Debentures;

         10. Executed counterparts of the Debenture Subscription Agreement, dated as of December __, 1998, between the Corporation and the Trust (the "Debenture Subscription Agreement");

         11. Executed letter of representation to The Depository Trust Company, dated December __, 1998, among the Trust, as issuer, and Wilmington Trust Company, as Property Trustee, regarding the Series A Capital Securities; and

         12. A representation letter from the Corporation setting forth certain factual matters relating to the above-referenced transaction and attached hereto as EXHIBIT A (combined with items (1) through (11), the "Documents").

         In addition, we have investigated those matters of law as we consider appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals. Our opinions are also based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the Documents other than those contained in the Documents. Furthermore, our opinions are based on the assumption that all parties to the Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

         Based upon the foregoing and in consideration of those other matters we have deemed appropriate, it is our opinion that:

         A. The Trust will not be classified as an association taxable as a corporation for federal income tax purposes.
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CIBC Oppenheimer Corp.
Raymond James & Associates, Inc.
December ___, 1998
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         B. The Subordinated Debentures will be treated as indebtedness of the
Corporation for federal income tax purposes.

         C. Although the discussion set forth in the Prospectus under the heading "Certain Federal Income Tax Consequences" does not purport to discuss all possible U.S. federal income tax consequences of the purchase, ownership and disposition of the Series A Capital Securities, that discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax consequences of the purchase, ownership and disposition of the Series A Capital Securities under current law.

         The opinions set forth herein are based upon the existing provisions of the Internal Revenue Code of 1986, as amended and Treasury regulations issued or proposed thereunder, published administrative positions of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any change could be retroactive in application and could modify the legal conclusions upon which these opinions are based. The opinions expressed herein are limited as described above, and we do not express any opinion on any other legal or tax aspect of the transactions contemplated herein.

         In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. These opinions will not be updated for subsequent changes or modification to the law or regulations or to the judicial or administrative interpretations thereof unless we are engaged specifically to do so. These opinions are rendered only to those to whom this letter is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. These opinions may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

                                        Very truly yours,



                                        GREENBERG TRAURIG, P.A.